Exhibit 2.2

CONTRIBUTION AGREEMENT

BY AND AMONG

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

(TO BE RENAMED MSG SPHERE CORP.),

MSG ENTERTAINMENT GROUP, LLC (TO BE RENAMED MSG SPHERE GROUP, LLC)

AND

MSGE SPINCO, INC.

(TO BE RENAMED MADISON SQUARE GARDEN ENTERTAINMENT CORP.)

Dated as of [●], 2023

CONTRIBUTION AGREEMENT (this “Agreement”), dated as of [●], 2023, by and among MADISON SQUARE GARDEN ENTERTAINMENT CORP. (to be renamed MSG Sphere Corp. at the Effective Time), a Delaware corporation (“MSG Entertainment”), MSG ENTERTAINMENT GROUP, LLC (to be renamed MSG SPHERE GROUP, LLC), a Delaware limited liability company and a direct wholly-owned subsidiary of MSG Entertainment (“MSGEG”), and MSGE SPINCO, INC. (to be renamed Madison Square Garden Entertainment Corp. at the Effective Time), a Delaware corporation (“Spinco”).

RECITALS

WHEREAS, MSG Entertainment and Spinco are parties to a Distribution Agreement, dated as of [●], 2023 (the “Distribution Agreement”);

WHEREAS, pursuant to the Distribution Agreement, MSG Entertainment intends to distribute to its stockholders approximately 67% of Spinco’s common stock (the “Distribution”);

WHEREAS, pursuant to the Distribution Agreement, the parties wish to cause the transactions described on Annex I (the “Reorganization Transactions”) to be completed including, without limitation, (a) the assignment by MSGEG or its subsidiaries to MSG Entertainment or its subsidiaries of all of the issued and outstanding common stock, partnership interests and membership interests of the entities and assets and liabilities as reflected in Section A of Annex I (such assignments are referred to herein as the “Sphere Assignments”) and (b) the assignment by MSG Entertainment to Spinco or its subsidiaries of all of the issued and outstanding common stock, partnership interests and membership interests of the entities and assets and liabilities as reflected in Section B of Annex I (such assignments are referred to herein as the “Entertainment Assignments” and, together with the Sphere Assignments, the “Assignments”);

WHEREAS, in consideration of the Entertainment Assignments, Spinco wishes to issue to MSG Entertainment, and MSG Entertainment wishes to receive, 900 shares of newly issued Common Stock, par value $0.01 per share, of Spinco (the “Spinco Stock”);

WHEREAS, MSG Entertainment, in its capacity as the sole stockholder of Spinco, has approved such issuance of Spinco Stock for purposes of exempting such acquisition under Rule 16b-3(d) under the Securities Exchange Act of 1934, as amended;

WHEREAS, the parties hereto intend for Spinco to own, immediately following the Distribution, the business and assets described in Spinco’s registration statement on Form 10 (the “Form 10”) filed with the Securities and Exchange Commission as being owned, directly or indirectly, by Spinco (the “Spinco Assets”);

WHEREAS, the parties hereto intend for Spinco to assume and be responsible for, directly or indirectly, the liabilities described in the Form 10 as being liabilities, directly or indirectly, of Spinco (the “Spinco Liabilities”);

WHEREAS, in order to complete the Reorganization Transactions and the Distribution, the parties desire to enter into this Agreement;

WHERAS, this Agreement, together with the other documents implementing the Distribution and Reorganization Transactions, is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treas. Reg. section 1.368-2(g); and

WHEREAS, terms used but not defined herein have the meanings assigned thereto in the Distribution Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by this Agreement, the parties agree as follows:

1.    Assignments. Subject to the terms of the Distribution Agreement, MSG Entertainment hereby agrees to transfer and assign to Spinco, or to cause its applicable subsidiaries or affiliates to transfer and assign to Spinco, or its applicable subsidiaries or affiliates, all of the Spinco Assets, and Spinco agrees to assume, or to cause its applicable subsidiaries or affiliates to assume, the Spinco Liabilities. These transfers, assignments and assumptions are effective at or prior to the Effective Time. In furtherance of the foregoing, MSG Entertainment, MSGEG and Spinco shall take all actions necessary to cause the completion of the Reorganization Transactions to which it or any of its subsidiaries is a party. In furtherance thereof, prior to the Effective Time, (a) MSGEG shall make the Sphere Assignments to MSG Entertainment or its subsidiaries, and MSG Entertainment or its subsidiaries shall accept such Sphere Assignments from MSGEG, and (b) MSG Entertainment shall make the Entertainment Assignments to Spinco or its subsidiaries, and Spinco or its subsidiaries shall accept such Entertainment Assignments from MSG Entertainment.

2.    Stock Issuance. Spinco hereby agrees to issue to MSG Entertainment, prior to the Effective Time, the Spinco Stock, [in uncertificated form,] pursuant to the Assignment Agreement and Stock Power, dated the date of this Agreement, between MSG Entertainment and Spinco. MSG acknowledges and agrees that the [uncertificated] Spinco Stock shall be subject to the terms of the legends set forth on Annex II hereto.

3.    Disclosure. Except as expressly provided in the Distribution Agreement or in any Ancillary Agreement, (i) none of the parties is making any representation to any other party in connection with the Reorganization Transactions, the Assignments or the Spinco Stock issuance, and (ii) Spinco is not directly assuming any liabilities under the Reorganization Transactions or the Entertainment Assignments.

4.    Further Assurances. Each party hereto agrees to take such further actions as may be reasonably necessary to effect the transactions contemplated by this Agreement. Without limiting the foregoing sentence, the parties will take any such steps as are necessary to complete the transfer to Spinco, or its applicable subsidiaries or affiliates, of the Spinco Assets and the assumption by Spinco, or its applicable subsidiaries or affiliates, of the Spinco Liabilities.

5.    Complete Agreement; Construction. This Agreement, including the Annexes hereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Annex, the Annex shall prevail.

6.    Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Distribution Agreement or the Ancillary Agreements. Without limiting the foregoing sentence, the provisions of Sections 2.13 and 2.14 of the Distribution Agreement shall apply to the Reorganization Transaction and the Assignments.

7.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

8.    Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

9.    Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To MSG Entertainment and MSGEG:

Madison Square Garden Entertainment Corp. (or, after the applicable name change, MSG Sphere Corp.)

Two Penn Plaza

New York, New York 10121

Attention: General Counsel

To Spinco:

MSGE Spinco, Inc. (or, after the applicable name change, Madison Square Garden Entertainment Corp.)

Two Penn Plaza

New York, New York 10121

Attention: General Counsel

10.    Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party’s right to demand strict performance thereafter of that or any other provision hereof.

11.    Amendments. Subject to the terms of Section 14 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the parties.

12.    Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party without the prior written consent of the other parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that any party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such party (whether by sale, merger or otherwise) so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning parties, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning party to be performed or observed.

13.    Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

14.    Termination. This Agreement may be terminated at any time prior to the Distribution by and in the sole discretion of MSG Entertainment without the approval of MSGEG, Spinco or the stockholders of MSG Entertainment. In the event of such termination, no party shall have any liability of any kind to any other party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the parties.

15.    Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties and should not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

16.    Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

17.    Annexes. The Annexes shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

18.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

19.    Waiver of Jury Trial. The parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

20.    Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the parties agree that the party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

21.    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of illegal or unenforceable provisions.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MADISON SQUARE GARDEN ENTERTAINMENT CORP. (to be renamed MSG Sphere Corp.)

By:
Name:
Title:

[MSG ENTERTAINMENT GROUP, LLC (to be renamed MSG Sphere Group, LLC)]

By:
Name:
Title:

MSGE SPINCO, INC. (to be renamed Madison Square Garden Entertainment Corp.)

By:
Name:
Title: